As filed with the U.S. Securities and Exchange Commission on July 14, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

Registration Statement
Under the Securities Act of 1933

CSI BUSINESS FINANCE, INC.
(Exact Name of Registrant as Specified in its Charter)

FLORIDA	65-0847995
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

109 North Post Oak Lane
Suite 422
Houston, Texas 77024
(713) 621-2737
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

CSI BUSINESS FINANCE, INC. 2006 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Timothy J. Connolly, Chief Executive Officer
109 North Post Oak Lane
Suite 422
Houston, Texas 77024
(713) 621-2737
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Clayton E. Parker, Esq.
Matthew L. Ogurick, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Boulevard, Suite 2000
Miami, Florida 33131
Telephone: (305) 539-3300
Telecopier: (305) 358-7095

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	To be	Price per	Offering	Registration
to be Registered	Registered	Share (1)	Price(1)	Fee(1)
Common Stock, $0.001 par value	10,000,000	$0.03	$300,000	$32.10
Total	10,000,000	$0.03	$300,000	$32.10

(1)
Pursuant to Rule 457(h)(1) of the Securities Exchange Act of 1934, as amended, the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the last reported market sale price of the Company’s common stock on June 30, 2006.

MI-211084 v2 0435475-0201

INTRODUCTION

This registration statement on Form S-8 is filed by CSI Business Finance, Inc. (the “Company”) and also referred to herein as “our”, “we” or “us” relating to 10,000,000 shares of our common stock, par value $0.001 per share, issuable to our eligible employees, directors and consultants under the CSI Business Finance, Inc. 2006 Stock Incentive Plan.

PART I

The documents containing the information specified in Part I of Form S-8 (Plan Information (Item 1) and Registrant Information and Employee Plan Annual Termination (Item 2)) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation Of Documents By Reference

The following documents have been previously filed by the Company with the SEC and are hereby incorporated by reference into this Registration Statement as of their respective dates:

(a)	The Annual Report of the Company on Form 10-KSB for the year ended December 31, 2005, as filed with SEC on April 17, 2006.

(b)	The Quarterly Report of the Company on Form 10-QSB for the three (3) month period ending March 31, 2006, as filed with the SEC on May 22, 2006.

(c)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of the filing of such document with the SEC until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the consulting agreements that meets the requirements of Section 10(a) of the Securities Act.

Item 4. Description Of Securities

General

The current authorized capital stock of our Company consists of Two Hundred Million (200,000,000) shares of common stock, par value $0.001 per share and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share.

The following description is a summary of the capital stock of our Company and contains the material terms of our capital stock. Additional information can be found in our Articles of Incorporation (as amended) and our Bylaws.

Common Stock

Each share of our common stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of Directors. There is no cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefore.

Holders of our common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to our common stock. In the event of liquidation, dissolution or the winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. All of the shares of common stock issued and outstanding are fully paid and non-assessable.

As of July 13, 2006, there are 6,287,677 shares of common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share.

The Company issued One Hundred Thousand (100,000) shares of Series A Convertible Preferred Stock to the shareholders of Corporate Strategies, Inc. pursuant to a Share Exchange Agreement dated August 25, 2005. Each share is convertible into 19,500 shares of the common stock of the Company. These shares of preferred stock are equal to shares of common stock regarding dividends and liquidation. Except as required by law, the holders of Series A Preferred Stock and the holders of the common stock of the Company shall vote together and not as separate classes, and the Series A Preferred Stock shall be counted on an “as converted” basis.

The Company has 9,900,000 shares of authorized but unissued shares of “blank check” preferred stock, which may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

As of July 13, there are 100,000 shares of Series A Convertible Preferred Stock issued and outstanding.

Options

Options to purchase 142,366 shares of the Company's common stock at an exercise price of $1.31 per share were outstanding at July 13. The options expire August 31, 2007.

Warrants

Rider Insurance Company has warrants to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $1.00. The warrants are exercisable for a period of ten (10) years from May 2, 2001. Warrants for the purchase of 100,000 shares of common stock at an exercise price of $0.55 expire July 28, 2008.

Convertible Debentures

Effective September 9, 2005, the Company issued a secured convertible debenture (the "Debenture") to Cornell Capital Partners, LP in the amount of $15,635,199. The notes bear interest at 5%, which is accrued until maturity on September 8, 2008. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.0036 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion prices may be adjusted downward to a lower price per share based on the average of the three lowest closing prices for the five trading days prior to conversion. The Holder has the right to cause the notes to be converted into common stock, subject to an ownership limitation of 4.99% of the outstanding stock. The Company has the right to repurchase the Notes at 106% of the face amount.

Dividends

The Company has not declared or paid cash dividends on its common stock since its inception and does not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at the discretion of the Board of Directors at that time and will depend upon, among other factors, on the Company’s operations.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation, Bylaws And Florida Law

Authorized but Unissued Stock. Authorized but unissued shares of common stock and preferred stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desire of the Board of Directors. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company’s management.

Transfer Agent and Registrar

Florida Atlantic Stock Transfer, Inc. is the transfer agent and registrar of our common stock. Its address is 7130 Nob Hill Road, Tamarac, Florida 33321, and its telephone number is (954) 726-4954.

Item 5. Interests Of Named Experts And Counsel

Not applicable.

Item 6. Indemnification Of Directors And Officers

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) allows the Company to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contende or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, such person had reasonable cause to believe that his or her conduct was unlawful.

Section 607.0850 of the FBCA also allows the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction determining, after exhaustion of all appeals there from, to be liable to the Company or for amount paid in settlement to the Company, unless and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 of the FBCA also provides that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any proceeding referred to in the paragraphs above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company’s Articles of Incorporation provide for similar indemnification as provided by the FBCA.

Article 17 of the Company’s Articles of Incorporation states that the Company shall indemnify a director or officer of the Company who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a Director or officer of the Company against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding. The Company may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Company against liability if authorized in the specific case after determination, in the manner required by the Board of Directors, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the Board of Directors. The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agents of the Company shall apply when such persons are serving at the Company’s request while a director, officer, employee or agent of the Company, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic Company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Company. The Company also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding. The Company also may purchase and maintain insurance on behalf of an individual arising from the individual’s status as a director, officer, employee or agent of the Company, whether or not the Company would have power to indemnify the individual against the same liability under the law. All references in these Articles of Incorporation are deemed to include any amendment or successor thereto. Nothing contained in the Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Company or the ability of the Company otherwise to indemnify or advance expenses to any such person by contract or in any other manner. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in the Articles of Incorporation to “director”, “officer”, “employee” and “agent” shall include the heirs, estates, executors, administrators and personal representatives of such persons.

The Company’s Bylaws are silent with respect to the indemnification of directors and officers except that the members of an emergency Board in accordance with Article XIV of the Bylaws (Emergency Bylaws) are authorized to utilize any means at their disposal to preserve and protect the assets of the corporation. Any action taken in good faith and acted upon in accordance with these Bylaws shall bind the corporation; and the corporation shall hold harmless any Director, officer, employee or agent who undertakes an action pursuant to these Bylaws.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibit	Location

4.1	CSI Business Finance, Inc. 2006 Stock Incentive Plan	Provided herewith

5.1	Opinion re: legality of Kirkpatrick & Lockhart Nicholson Graham LLP	Provided herewith

23.1	Consent of Thomas Leger & Co., L.L.P.	Provided herewith

23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP	Incorporated by reference to Exhibit 5.1 herein

Item 9. Undertakings

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our Company pursuant to Section 13 or 15(d) of the Securities Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our Annual Report pursuant to Section 13(a) or 15(d) of the Securities Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Texas, on July 14, 2006.

CSI Business Finance, Inc.

Date: July 14, 2006	By:	/s/ Timothy J. Connolly
Timothy J. Connolly
Chief Executive Officer

Date: July 14, 2006	By:	/s/ W. Chris Mathers
W. Chris Mathers
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below:

Signatures	Title	Date

/s/ Timothy J. Connolly	Sole Director	July 14, 2006
Timothy J. Connolly